Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in the Registration Statement of Advent Technologies Holdings Inc. (formerly known as AMCI Acquisition Corp.) on Amendment No. 1 to Form S-1 (Filing No. 333-253114) of our report dated March 26, 2021, with respect to our audits of the financial statements of Advent Technologies Holdings Inc. (formerly known as AMCI Acquisition Corp.) as of December 31, 2020 and 2019 and for the two years ended December 31, 2020, which report is included in this Annual Report on Form 10-K of Advent Technologies Holdings Inc. (formerly known as AMCI Acquisition Corp.) for the year ended December 31, 2020. We were dismissed as auditors on February 4, 2021 and accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Form 10-K for the period after the date of our dismissal.

/s/ Marcum llp

Marcum llp
New York, NY
March 26, 2021